Exhibit 10.5

April 30, 2026

ADS Securities LLC

Ahmed Khalifa Almehairi

Chief Executive Officer

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Dear Mr. Almehairi:

The Refinancing Term Sheet (as defined below) provides that, as one of the conditions of the willingness of the New Lender (as defined below) to provide to Track Group, Inc., a Delaware corporation (“TRCK”) the loans described in the Refinancing Term Sheet, Carlson Ridge Capital, LLC, a Delaware limited liability company (“CRC”), JCP Investment Management, LLC, a Texas limited liability company (“JCP”), and certain members of the management team at TRCK would need to invest an aggregate of $10,315,000 (the “PIPE Investment Amount”) in Shares (as defined below) (such investment, the “PIPE Investment”). We understand that CRC and JCP are also concurrently purchasing an aggregate of 4,706,579 shares of common stock of TRCK (the “Secondary Shares”) from ETS Limited (“ETS”), an affiliate of ADSS (the “Secondary Transaction”).

This letter agreement is for the purpose of confirming to ADS Securities LLC (“ADSS”) that, upon the closing of the PIPE Investment and the Credit Agreement with the New Lender described in the Refinancing Term Sheet (the “Credit Agreement”)),but in any event not prior to the time that CRC and JCP receive the Secondary Shares pursuant to the Secondary Transaction, (the “Secondary Shares Transfer Date”), TRCK would, in consideration of ADSS’ considerable time and expense in assisting TRCK in connection with a refinancing transaction involving the TRCK Debt (as defined below) and a related equity financing, pay to ADSS a fee of $4,375,000, which would be paid by TRCK to ADSS using proceeds of the PIPE Investment and / or Credit Agreement (by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by ADSS) on the Secondary Shares Transfer Date or as soon as practicable (and, in any event, within three business days) thereafter.

As used herein, the following capitalized terms have the following meanings:

1.

“Amended Facility Agreement” means the Facility Agreement between TRCK and Conrent which was initially entered into on December 30, 2013, as amended, amended and restated, and/or supplemented through the date hereof;

2.	“Conrent” means Conrent Invest S.A., a public limited liability company (société anonyme), incorporated under the laws of the Grand Duchy of Luxembourg;

3.	“New Lender” means the lender (or its affiliate) which is a party to the Refinancing Term Sheet;

4.	“Refinancing Term Sheet” means that certain Proposal Letter for a $24.0 million Senior Secured Credit Facility, dated February 19, 2026, by and between TRCK and the New Lender;

5.	“Shares” means shares of common stock of Track Group, Inc., par value $0.0001 per share; and

6.

“TRCK Debt” means all loans and indebtedness, accrued and unpaid interest thereon, and other liabilities relating thereto, in each case owed by TRCK to the lenders (as identified in the Amended Facility Agreement) pursuant to the terms and conditions of the Amended Facility Agreement.

All matters arising out of or relating to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this letter agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in New Castle County, Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute. This letter agreement is for the sole benefit of the parties hereto and their respective legal representatives and successors, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this letter agreement. The parties hereto have participated jointly in the negotiation and drafting of this letter agreement. In the event that an ambiguity or a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by TRCK and ADSS, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this letter agreement. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. A manual signature on this letter agreement whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this letter agreement by electronic transmission will constitute delivery of this letter agreement, for all purposes. Electronic signatures (e.g., DocuSign) will have the same legal force and effect as ink signatures.

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If you are in agreement with the terms set forth above, please sign this letter agreement in the space provided below and return an executed copy to the attention of Derek Cassell, Chief Executive Officer of TRCK.

Very truly yours, Track Group, Inc.
By:	/s/ Derek Cassell
Name: Derek Cassell
Title: Chief Executive Officer

AGREED TO AND ACCEPTED: ADS Securities LLC
By:	/s/ Ahmed Khalifa Almehairi
Name: Ahmed Khalifa Almehairi
Title: Chief Executive Officer